Exhibit 5.1

June 7, 2012

Copano Energy, L.L.C.
2727 Allen Parkway, Suite 1200
Houston, Texas 77019

Ladies and Gentlemen:

We are acting as counsel for Copano Energy, L.L.C., a Delaware limited liability company (the “Company”), in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), relating to the proposed offering of up to 1,200,000 of the Company’s Common Units (the “Common Units”), under the Securities Act of 1933, as amended (the “Act”), issuable pursuant to the Copano Energy, L.L.C. Long-Term Incentive Plan (the “Plan”).

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) certain resolutions adopted by the board of directors of the general partner of the Company, (iii) the Plan, and (iv) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter.  As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon representations of public officials and officers or other representatives of the Company.

We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, and (vi) that all information contained in all documents reviewed by us is true, correct and complete.

Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that following (a) effectiveness of the Registration Statement, (b) issuance of the Common Units in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, which govern the awards to which the Common Units relate and (c) the receipt by the Company of the full consideration for each Common Unit, the Common Units will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the federal laws of the United States of America and the Limited Liability Company Act of the State of Delaware, including the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws, and we do not express any opinion as to the laws of any other jurisdiction.  We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom.  The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

The opinions expressed herein are rendered only to you in connection with the Registration Statement.  The opinions expressed herein may not be relied upon by you for any other purpose, or be furnished to, quoted to or relied upon by any other person, firm or corporation or for any other purpose.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh Shanghai Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3700 Dallas, TX 75201-2975 Tel +1.214.220.7700 Fax +1.214.220.7716 www.velaw.com

Copano Energy, L.L.C. June 7, 2012 Page 2

This opinion letter may be filed as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.